Exhibit 99.1

FOURTH QUARTER 2024 EARNINGS RELEASE

February 27, 2025

NEXSTAR MEDIA GROUP REPORTS RECORD
FOURTH QUARTER NET REVENUE OF $1.49 BILLION

Q4 Net Revenue Drives Net Income of $229 Million, Adjusted EBITDA of $628 Million, Net Cash Provided by Operating Activities of $411 Million and Adjusted Free Cash Flow of $411 Million

Reduced Year-over-Year Losses at The CW by $7 Million in the Quarter and $126 Million for the Year

Quarter and Full Year Return of Capital to Shareholders of $230 Million and $820 Million, Respectively, Reducing Shares Outstanding by 8.9% during 2024

Repaid $327 Million of Debt during 2024, Achieving Net Leverage of 2.91x for 2024

Provides 2025 Adjusted EBITDA Guidance in a Range of $1.5 Billion to $1.595 Billion

STATEMENT FROM PERRY A. SOOK, FOUNDER, CHAIRMAN AND CEO

“We ended 2024 with another quarter of record net revenue driven by increased election year political advertising highlighting the effectiveness of local television broadcasting and our presence in nearly 85% of contested election markets across the country. In addition, we continued to grow distribution revenue, a testament to our position as the largest owner of local broadcast television stations carrying the most-watched programming. In 2024, we generated $1.2 billion of Adjusted Free Cash Flow and returned $820 million, or 68%, to shareholders in the form of dividends and share repurchases and used $327 million to reduce leverage. In 2025, our key initiatives include renewing distribution contracts representing approximately 60% of our subscriber base, continuing our march towards profitability for The CW, and pursuing deregulation. Looking ahead, we believe we are well positioned to consistently deliver strong financial results, a belief supported by our recent decision to increase our dividend for the twelfth year in a row.”

2024 Fourth Quarter Financial Summary
($ in millions)	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Distribution	$714	$704	1.4	$2,928	$2,727	7.4
Advertising	758	585	29.6	2,415	2,121	13.9
Other	16	15	6.7	64	85	(24.7)
Net Revenue	$1,488	$1,304	14.1	$5,407	$4,933	9.6

Net Income	$229	$100	129.0	$683	$270	153.0
% Margin(1)	15.4%	7.7%	7.7	12.6%	5.5%	7.1

Adjusted EBITDA(2)	$628	$449	39.9	$2,004	$1,477	35.7
% Margin(1)	42.2%	34.4%	7.8	37.1%	29.9%	7.2

Net Cash Provided by Operating Activities	$411	$182	125.8	$1,250	$999	25.1

Adjusted Free Cash Flow(2)	$411	$245	67.8	$1,203	$905	32.9

(1)
Net Income margin is Net Income as a percentage of Net Revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of Net Revenue.
(2)
Changes were made to these definitions in the third quarter of 2024. Please refer to the “Definitions and Disclosures Regarding Non-GAAP Financial Information” section herein, the reconciliations at the end of this press release and additional information on our website nexstar.tv.

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FOURTH QUARTER 2024 EARNINGS RELEASE

Company and Business Highlights

•
Achieved record annual revenue of $5.41 billion in 2024, surpassing our prior high of $5.21 billion in 2022.
•
Returned $820 million to shareholders, representing 68% of Adjusted Free Cash Flow, and repaid $327 million of debt during 2024.
•
Secured a comprehensive multi-year renewal of our NBC Television Network affiliations in January 2025.
•
Implemented targeted restructuring actions in the fourth quarter to reduce operating expenses and streamline management of key lines of business, including The CW and our in-house advertising sales division.
•
Acquired, in January 2025, WBNX-TV/TV55 in Cleveland, Ohio, creating a duopoly in the nation’s 19th largest television market. WBNX will become an affiliate of The CW on September 1, 2025.
•
NewsNation and Decision Desk HQ were the first to call the 2024 presidential election for President Donald Trump and delivered over 200% increase in viewership from the network’s 2020 election night coverage.
•
Announced, in January 2025, the creation of EdgeBeam Wireless, LLC a new joint venture (consolidating our prior joint ventures into one entity) among us, The E.W. Scripps Company, Gray Media, Inc., and Sinclair, Inc. to deliver wireless data via ATSC 3.0 transmission throughout the nation. In total, EdgeBeam Wireless represents spectrum covering 97% of the continental U.S. and over 7 billion MhZ-POPs.

Financial Highlights

•
Net Revenue. Record fourth quarter net revenue of $1.49 billion, increased $184 million year-over-year, or 14.1%, primarily due to growth in advertising revenue.
•
Distribution Revenue. Record fourth quarter distribution revenue of $714 million, increased $10 million, or 1.4%, over the comparable prior year quarter. Distribution revenue growth primarily reflects the benefit of distribution contract renewals in 2023 on terms favorable to the Company, annual rate escalators, growth in vMVPD subscribers, the addition of CW affiliations on certain of our stations, and the return of partner stations on one MVPD in January, which more than offset MVPD subscriber attrition.
•
Advertising Revenue. Fourth quarter advertising revenue of $758 million, increased $173 million, or 29.6%, over the comparable prior year quarter reflecting a $223 million year-over-year increase in election-year political advertising to $254 million, which more than offset a $51 million year-over-year reduction in non-political advertising revenue due to advertising market softness and political displacement.
•
Net Income. Fourth quarter net income of $229 million increased $129 million compared to the prior year quarter, primarily reflecting revenue growth and lower net interest expense, offset in part, by increased income tax expenses and reduced income from equity investments related to the performance of the TV Food Network LLC (“TVFN”) in which we have a 31.3% interest. Net Income margin increased to 15.4% from 7.7% in the comparable prior year period.

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FOURTH QUARTER 2024 EARNINGS RELEASE

Financial Highlights (continued)

•
Adjusted EBITDA. Fourth quarter Adjusted EBITDA of $628 million, increased $179 million, or 39.9%, compared to the prior year quarter primarily reflecting revenue growth, which more than offset lower income from equity method investments from TVFN primarily related to lower advertising revenue. Adjusted EBITDA margin grew to 42.2% from 34.4% in the comparable prior year period.
•
Net Cash Provided by Operating Activities. Fourth quarter Net Cash Provided by Operating Activities of $411 million, increased $229 million, or 125.8%, compared to the prior year quarter, due primarily to increased net income, changes in operating assets and liabilities primarily reflecting timing of receipts and payments and the impact of cash tax payments.
•
Adjusted Free Cash Flow. Fourth quarter Adjusted Free Cash Flow of $411 million, increased $166 million, or 67.8%, compared to the prior year quarter, due primarily to the increase in net cash provided by operating activities, partially offset by changes in operating assets and liabilities primarily reflecting timing of receipts and payments which are excluded from our definition of Adjusted Free Cash Flow, and no cash contributions from noncontrolling interests in the period.

Capital Allocation

•
In the fourth quarter of 2024, the Company used cash on hand and cash flow from operations to repay $181 million of debt, pay $52 million in dividends, and repurchase of 1,060,862 shares of Nexstar’s common stock at an average price of approximately $167.30 per share for a total of $178 million.

($ in millions, shares in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash Used For
Debt repayment	$181	$32	$327	$125
Acquisitions	-	-	-	38
Stockholder return	230	137	820	796
Common stock dividends	52	46	219	191
Stock repurchases	178	91	601	605
Shares Outstanding
End of period	30,621	33,601	30,621	33,601
Less: Beginning of period	31,476	34,194	33,601	36,810
Change in shares outstanding	(855)	(593)	(2,980)	(3,209)
% Change	(2.7%)	(1.7%)	(8.9%)	(8.7%)

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FOURTH QUARTER 2024 EARNINGS RELEASE

Debt, Cash and Leverage

•
As of December 31, 2024, the consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity, was $6.5 billion, including senior secured debt of $3.8 billion.
•
The Company calculates its leverage ratios in accordance with the terms of its credit agreements which exclude The CW Network’s operations and cash balance. As of December 31, 2024, The CW Network had $16 million of cash on its balance sheet.
‒
As of December 31, 2024, the Company’s first lien net leverage ratio was 1.68x compared to a covenant of 4.25x and its total net leverage ratio was 2.91x.
•
The table below summarizes the Company’s unrestricted cash balances and debt obligations (net of financing costs, discounts and/or premiums) as of December 31, 2024 and 2023.

($ in millions)	December 31, 2024	December 31, 2023
Unrestricted Cash	$144	$135
Revolving Credit Facilities	$62	$62
First Lien Term Loans	3,750	4,064
5.625% Senior Unsecured Notes due 2027	1,716	1,717
4.75% Senior Unsecured Notes due 2028	995	994
Total Debt	$6,523	$6,837

Full Year 2025 Guidance

We are providing guidance for fiscal 2025 Adjusted EBITDA in a range of $1.5 billion to $1.595 billion.

Key factors differing from our current expectations could affect our outlook for Adjusted EBITDA for 2025 either positively or negatively. Those factors include, among other things, the rate of growth or attrition of pay television subscribers, the health of local and national advertising markets, our renegotiation of certain distribution and affiliation agreements on terms favorable to the Company, and the attributable net income related to our 31.3% ownership stake in TV Food Network.

Fourth Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is +1 877-407-9208 or +1 201-493-6784, conference ID 13751217 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at nexstar.tv. A webcast replay will be available for 90 days following the live event at nexstar.tv.

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FOURTH QUARTER 2024 EARNINGS RELEASE

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, operating expenses and cash flow, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of business acquisitions (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

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FOURTH QUARTER 2024 EARNINGS RELEASE

Definitions and Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus or (minus): transaction, other one-time and restructuring expenses, stock-based compensation expense, depreciation and amortization expense (excluding amortization of broadcast rights), amortization of basis difference of equity method investments, (gain) loss on asset disposal, impairment charges, interest expense, net, pension and other postretirement plans costs (credit), income tax expense (benefit) and other operating and non-operating expense (income). We consider Adjusted EBITDA to be an indicator of our assets’ operating performance.

Free Cash Flow is calculated as net cash provided by operating activities less capital expenditures.

Adjusted Free Cash Flow is calculated as Free Cash Flow plus or (minus): transaction, other one-time and restructuring expenses, changes in operating assets and liabilities, net of acquisitions and dispositions (excluding changes in income tax payable), taxes paid on sale of assets, pension and other postretirement plans costs (credit), (payments) for capitalized software obligations, proceeds from disposal of assets and insurance recoveries and other expense (income), cash contribution from (distribution to) noncontrolling interests and other items. We consider Adjusted Free Cash Flow to be an indicator of our liquidity. We consider Adjusted Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that can be available for use in ongoing operations, debt payments, pension contributions, dividends, share repurchases, acquisitions and other items. Adjusted Free Cash Flow is not intended to represent the amount of cash flow available for discretionary expenditures as certain items and non-discretionary expenditures, such as changes in working capital, mandatory debt service requirements and pension contributions, are not deducted from this measure.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

We don’t provide a quantitative reconciliation of forward-looking, non-GAAP financial measures to the most directly comparable GAAP financial measure because it is difficult to reliably predict or estimate the relevant components without unreasonable effort due to future uncertainties that may potentially have a significant impact on such calculations and providing them may imply a degree of precision that would be confusing or potentially misleading. These components include, but are not limited to, acquisition-related expenses, restructuring expenses, asset impairments, legal settlements and other gains and losses.

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Nexstar
MEDIA GROUP, INC.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 316,000 hours of programming produced annually by its business units. Nexstar owns America's largest local television broadcasting group comprised of top network affiliates, with 201 owned or partner stations in 116 U.S. markets reaching 220 million people. Nexstar's national television properties include The CW, America's fifth major broadcast network, NewsNation, our national news network providing "News for All Americans," popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company's portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv.

Investor Contacts:	Media Contact:
Lee Ann Gliha EVP and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv
Joe Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

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FOURTH QUARTER 2024 EARNINGS RELEASE

Nexstar Media Group, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in millions, except for share and per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net revenue	$1,488	$1,304	$5,407	$4,933

Operating expenses:
Direct operating	558	540	2,221	2,153
Selling, general and administrative	222	242	879	905
Corporate	48	45	209	193
Depreciation and amortization	220	210	808	941
Goodwill and long-lived asset impairments	24	35	24	35
Other	-	2	(2)	(2)
Total operating expenses	1,072	1,074	4,139	4,225
Income from operations	416	230	1,268	708
Income from equity method investments, net	18	23	70	104
Interest expense, net	(104)	(115)	(444)	(447)
Pension and other postretirement plans credit, net	7	9	27	36
Gain on disposal of an investment	-	-	40	-
Other expenses, net	-	-	(2)	-
Income before income taxes	337	147	959	401
Income tax expense	(108)	(47)	(276)	(131)
Net income	229	100	683	270
Net loss attributable to noncontrolling interests	12	15	39	76
Net income attributable to Nexstar Media Group, Inc.	$241	$115	$722	$346

Net income per share available to common stockholders:
Basic	$7.68	$3.36	$21.73	$9.78
Diluted	$7.56	$3.32	$21.41	$9.64

Weighted average number of common shares outstanding:
Basic (in thousands)	30,978	33,869	32,311	35,317
Diluted (in thousands)	31,449	34,244	32,796	35,834

Net income	$229	$100	$683	$270
Other comprehensive loss:
Change in unrecognized amounts included in pension and other postretirement benefit obligations, net of tax benefit of $1 in 2024 and $9 in 2023	(2)	(26)	(2)	(26)
Total comprehensive income	227	74	681	244
Total comprehensive loss attributable to noncontrolling interests	12	15	39	76
Total comprehensive income attributable to Nexstar Media Group, Inc.	$239	$89	$720	$320

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FOURTH QUARTER 2024 EARNINGS RELEASE

Nexstar Media Group, Inc.

Consolidated Statements of Cash Flows

($ in millions, unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$683	$270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	808	941
Goodwill and other long-lived asset impairments	24	35
Stock-based compensation expense	78	60
Amortization of debt financing costs, debt discounts and premium	12	11
Gain on disposal of an investment	(40)	-
Deferred income taxes	(33)	(77)
Payments for broadcast rights	(325)	(417)
Income from equity method investments, net	(70)	(104)
Distribution from equity method investments – return on capital	154	270
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	68	(13)
Prepaid and other current assets	(1)	(4)
Other noncurrent assets	(10)	(24)
Accounts payable	(98)	32
Accrued expenses and other current liabilities	(26)	29
Income tax payable	52	37
Other noncurrent liabilities	(36)	(48)
Other	10	1
Net cash provided by operating activities	1,250	999
Cash flows from investing activities:
Purchases of property and equipment	(145)	(149)
Payments for acquisitions	-	(38)
Deposits received associated with a proposed sale of a real estate asset	-	10
Proceeds from disposal of an investment	40	-
Proceeds from disposal of assets	5	8
Other investing activities, net	(2)	(4)
Net cash used in investing activities	(102)	(173)
Cash flows from financing activities:
Proceeds from debt issuance, net of debt discounts	55	20
Repayments of long-term debt	(382)	(145)
Purchase of treasury stock	(601)	(605)
Common stock dividends paid	(219)	(191)
Payments for capitalized software obligations	(19)	(19)
Contribution from noncontrolling interests	19	62
Cash paid for shares withheld for taxes	(8)	(24)
Proceeds from exercise of stock options	10	4
Other financing activities, net	(6)	(1)
Net cash used in financing activities	(1,151)	(899)
Net decrease in cash, cash equivalents and restricted cash	(3)	(73)
Cash, cash equivalents and restricted cash at beginning of period	147	220
Cash, cash equivalents and restricted cash at end of period	$144	$147

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FOURTH QUARTER 2024 EARNINGS RELEASE

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net income	$229	$100	$683	$270
Add (Less):
Transaction, other one-time and restructuring expenses(1)	11	2	12	15
Stock-based compensation expense	20	16	78	60
Depreciation and amortization expense	220	210	808	941
(Amortization) of broadcast rights expense	(98)	(86)	(324)	(453)
Goodwill and long-lived assets impairments	24	35	24	35
Amortization of basis difference of equity method investments	17	17	70	70
Interest expense, net	104	115	444	447
Pension and other postretirement plans (credit), net	(7)	(9)	(27)	(36)
Income tax expense	108	47	276	131
Gain on disposal of an investment	-	-	(40)	-
Other	-	2	-	(3)
Adjusted EBITDA	$628	$449	$2,004	$1,477

(1)
Primarily includes severance, legal and other direct expenses associated with our completed or proposed strategic transactions and/or acquisitions, any fees or other direct expenses associated with financing transactions, and severance and other direct expenses associated with restructuring activities.

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FOURTH QUARTER 2024 EARNINGS RELEASE

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow and Adjusted Free Cash Flow (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net cash provided by operating activities	$411	$182	$1,250	$999
Add (Less):
Capital expenditures	(35)	(36)	(145)	(149)
Free Cash Flow	$376	$146	$1,105	$850

Add (Less):
Transaction, other one-time and restructuring expenses(1)	11	2	12	15
Changes in operating assets and liabilities(2)	(9)	37	51	(9)
Changes in income tax payable(3)	46	62	52	37
Taxes paid on sale of assets(4)	-	-	11	-
Pension and other postretirement plans (credit), net	(7)	(9)	(27)	(36)
Payments for capitalized software obligations	(6)	(5)	(19)	(19)
Proceeds from disposal of assets and insurance recoveries	2	-	5	8
Cash contribution from noncontrolling interests	-	15	19	62
Other	(2)	(3)	(6)	(3)
Adjusted Free Cash Flow	$411	$245	$1,203	$905

Supplemental Information:
Distributions received (reduced distributions) from accounts receivable securitization of equity method investee (included above)(5)	-	-	(9)	69

(1)
Primarily includes severance, legal and other direct expenses associated with our completed or proposed strategic transactions and/or acquisitions, any fees or other direct expenses associated with financing transactions, and severance and other direct expenses associated with restructuring activities.
(2)
Removes the impact of changes in operating assets and liabilities (including changes in income tax payable), net of acquisitions and dispositions.
(3)
Includes changes in income tax payable to reflect all tax payments.
(4)
Eliminates taxes paid on sale of assets related to the impact of a $40 million gain from disposal of an investment in Q1 2024.
(5)
Reflects the impact included in Free Cash Flow and Adjusted Free Cash Flow of cash distributions received from our 31.3% ownership interest in TV Food Network LLC related to its accounts receivable securitization program. As our investee increases or (reduces) the amount of accounts receivable it sells into the program, our distribution is increased or (reduced) accordingly.

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